UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of The

Securities Exchange Act of 1934

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Internap Network Services Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2007

Dear Internap Stockholder:

I am pleased to invite you to Internap Network Services Corporation’s 2007 annual meeting of stockholders. This year’s meeting will be held on Thursday, June 21, 2007, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia 30303. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. A copy of our 2006 Annual Report to Stockholders is also enclosed.

Whether or not you plan to attend the annual meeting, we hope you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. If you return your signed proxy but no voting instructions are given, your shares will be voted for each of the proposals discussed in the attached Notice of Annual Meeting and Proxy Statement. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy card. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy and voting instructions so that your vote will be counted if you later decide not to attend the meeting.

Very truly yours,

James P. DeBlasio President and Chief Executive Officer

INTERNAP NETWORK SERVICES CORPORATION

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders of Internap Network Services Corporation, a Delaware corporation, will be held on Thursday, June 21, 2007, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia 30303, for the following purposes:

1.	to elect two Directors for a term expiring at the 2010 annual meeting;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2007; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice and incorporated by reference herein.

The Board of Directors has fixed the close of business on April 20, 2007 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting shall be open for the examination of any stockholder, for any purpose relevant to the annual meeting, during ordinary business hours, for a period of at least ten days prior to the annual meeting at our principal executive offices at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

By order of the Board of Directors,

Richard Dobb Corporate Secretary

Atlanta, Georgia

April 25, 2007

Your vote is important. Whether or not you expect to attend the annual meeting, please read the attached proxy statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain from such broker, bank or other nominee a proxy card issued in your name. Contact your broker, bank or other nominee for instructions.

INTERNAP NETWORK SERVICES CORPORATION

250 Williams Street, Suite E-100

Atlanta, Georgia 30303

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2007

INFORMATION ABOUT THE ANNUAL MEETING

Our Board of Directors is soliciting proxies for use at our 2007 annual meeting of stockholders to be held on Thursday, June 21, 2007, at 10:00 a.m., Eastern Time, or at any adjournment or postponement thereof. The annual meeting will be held at 250 Williams Street, Atlanta, Georgia 30303. When used in this proxy statement, the terms “we,” “us,” “our,” the “Company,” and “Internap” refer to Internap Network Services Corporation.

A copy of our 2006 Annual Report to Stockholders accompanies this proxy statement. Additional copies of the 2006 Annual Report to Stockholders, along with copies of our 2006 Annual Report on Form 10-K/A, including financial statements and financial statement schedules (but not including documents incorporated by reference) are available to any stockholder without charge upon written request to:

Internap Network Services Corporation

Attention: Corporate Secretary

250 Williams Street, Suite E-100

Atlanta, Georgia 30303

You may also obtain our 2006 Annual Report on Form 10-K/A over the Internet at the Securities and Exchange Commission’s, or SEC’s, website, www.sec.gov, or at our website, www.internap.com.

This proxy statement and form of proxy card are first being sent or given to stockholders on or about May 4, 2007.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

The Board of Directors has set April 20, 2007 as the record date for the annual meeting. Only holders of record of our common stock at the close of business on this date will be entitled to notice of, and to vote at, the annual meeting. As of the record date, we had outstanding and entitled to vote 48,923,480 shares of common stock. Each holder of record of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

Matters Submitted to Stockholders for a Vote

You are being asked to vote on the following proposals:

1.	to elect two Directors for a term expiring at the 2010 annual meeting;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2007; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

Quorum

In order for us to conduct the annual meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock as of the record date must be present, in person or by proxy, at the meeting.

Vote Required

Election of Directors. Stockholders may vote “For” all nominees, “Withhold” their votes as to all nominees or “Withhold” their votes as to specific nominees. The two persons receiving the highest number of votes for election as a Director with a term expiring at the 2010 annual meeting will be elected, which is called a “plurality.” Abstentions will be counted in determining whether a quorum is present but will have no other effect on the election of Directors.

Ratification of the Auditors. Stockholders may vote “For” the proposal, “Against” the proposal or “Abstain.” The vote required to approve the ratification of the appointment of our independent registered public accounting firm is the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will not be voted, although they will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect in determining the outcome of the vote on this proposal.

Failure to Vote

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Under the rules of the NASDAQ Global Market, which we refer to as “NASDAQ,” member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote on the election of directors and on certain other routine matters under NASDAQ rules. On non-routine matters, if the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting. The proposal for the election of Directors and the ratification of the appointment of our independent registered public accounting firm are routine. Accordingly, brokers that do not receive instructions will be entitled to vote on the election of Directors and the ratification of the appointment of our independent registered public accounting firm at the annual meeting.

How to Vote

You may vote by mail. You may vote by mail by signing your proxy card and mailing it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted “For” each of the proposals described in this proxy statement.

You may vote by the Internet. Detailed instructions on how to vote by the Internet are set forth below.

•

For shares registered in your name—As a stockholder of record, you may go to www.proxyvote.com to grant a proxy to vote your shares via the Internet. You will be required to provide your number and control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

•

For shares registered in the name of a broker or bank—If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedures for voting your shares.

•

General information for all shares voted via the Internet—We must receive votes submitted via the Internet by 11:59 p.m., Eastern Time, on June 20, 2007. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

You may also vote by phone. You may vote by phone by using a touch-tone telephone and calling 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions.

You may also vote in person at the annual meeting. Written ballots will be given to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you will need to obtain a proxy from the broker or bank that holds your shares in order to vote at the annual meeting.

Revocability of Proxies

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

1.	giving written notice to the Corporate Secretary, Internap Network Services Corporation, at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303;

2.	executing and delivering to the Corporate Secretary a proxy card bearing a later date; or

3.	voting in person at the annual meeting.

Cost of this Proxy

We will bear the entire cost of solicitation of proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. We may also solicit proxies by telephone, facsimile or personal solicitation by our Directors, officers or other regular employees. We will not pay any additional compensation to Directors, officers or other regular employees for such services.

Other Matters that May Come Before the Annual Meeting

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of 2007 Annual Meeting of Stockholders that may properly come before the annual meeting. If, however, any other matters should be properly presented for consideration and voting at the annual meeting or any adjournments or postponements thereof, the accompanying proxy gives discretionary authority to the persons named as proxies on the proxy card to vote the shares represented by all valid proxy cards with respect to such other matters. Those persons intend to vote that proxy in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

Under our certificate of incorporation, as amended, the size of our Board of Directors is set at no less than five (5) nor more than nine (9) members, with the specific number set by resolutions of our Board of Directors. The Board is divided into three classes, with the Directors in each class serving a three-year term. With the resignation of Fredric Harman on March 15, 2007, our Board of Directors currently consists of seven members.

The terms of the two Directors in Class II, James DeBlasio and Kevin Ober, will expire at the annual meeting.

Based upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated each of Mr. DeBlasio and Mr. Ober for election as Class II Directors for a term expiring at the 2010 annual meeting of stockholders and until their successors have been qualified, or until their earlier death, resignation or removal. Each of the nominees has agreed to serve if elected, and the Board of Directors has no reason to believe they will be unable to serve. If any nominee for Director is unable to serve, the persons named in the proxy may vote for a substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. DEBLASIO AND MR. OBER AS DIRECTORS TO HOLD OFFICE UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS.

Set forth below is information about the Director nominees and about the incumbent Directors whose terms will expire in 2008 and 2009.

Nominees for a Term Expiring in 2010 (Class II)

James DeBlasio, 51, was appointed as Internap’s President and Chief Executive Officer in November 2005, after serving as President and Chief Operating Officer of Internap from September 2005 until November 2005. Mr. DeBlasio has served as a Director of Internap since July 2003. He also previously served as Chairman of the Audit Committee and member of the Nominations and Governance Committee of Internap’s Board of Directors, until he resigned from these committee appointments upon commencing employment as the Company’s President and Chief Operating Officer in September 2005. From 2003 until September 2005, Mr. DeBlasio served as Financial Vice President of the wireline and wireless product portfolio of Lucent Technologies, a network communications equipment provider. Prior to that, from 2002 to 2003, he was Financial Vice President for Lucent’s Mobility Solutions Group. He served as Financial Vice President—Corporate

Planning and Analysis for Lucent from 2001 to 2002, as Chief Financial Officer of Lucent’s Optical Networking Group from 2000 to 2001 and as Financial Vice President and Chief Financial Officer of Lucent’s Wireless Networks Group from 1997 to 2000. Mr. DeBlasio holds a M.B.A degree in Finance and Financial Portfolio Analysis from Seton Hall University and a B.S. degree in Industrial Management from Villanova University.

Kevin L. Ober, 46, has served as a Director of Internap since October 1997 and is a Managing Partner of Divergent Venture Partners. Prior to Divergent, he spent seven years with Vulcan Ventures, a national venture capital firm owned by Paul Allen, co-founder of Microsoft Corporation. While with Vulcan, he led investments in Internet infrastructure companies such as Nexabit Networks, Wavtrace and Net Perceptions, as well as Internap. Other investments included Command Audio, Capstone Turbine, Colorado Micro Displays, ShareWave, Terastor, and Netschools. Prior to working at Vulcan Ventures, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer in San Jose California. He holds a B.S. degree in Business Administration from St. John’s University and a M.B.A. degree from Santa Clara University.

Fredric Harman was a Class II Director, and he resigned on March 15, 2007.

Incumbent Directors Whose Terms Will Expire in 2008 (Class III)

Eugene Eidenberg, 67, has served as a Director since November 1997 and non-executive chairman of our Board of Directors since April 2002. From November 1997 until April 2002, Dr. Eidenberg was the chairman of the Board of Directors. From July 2001 until April 2002, Dr. Eidenberg served as our chief executive officer. Dr. Eidenberg has been a Strategic Advisor of Granite Venture Associates LLC, an early-stage high tech venture capital firm, since 2005, after co-founding the firm and serving as a Managing Director from 1999 until 2005. He has served as a Principal of Hambrecht & Quist Venture Associates, an early-stage high tech venture capital firm, since 1998 and was an advisory director at the San Francisco investment-banking firm of Hambrecht & Quist from 1995 to 1998. Dr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation. His positions at MCI included Senior Vice President for Regulatory and Public Policy, President of MCI’s Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI’s international businesses. Dr. Eidenberg was Secretary to the Cabinet and Assistant to the President during the Carter Administration. Dr. Eidenberg is currently a director of several private companies. Dr. Eidenberg holds a Ph.D. and a M.A. degree from Northwestern University and a B.A. degree from the University of Wisconsin.

William J. Harding, 59, has served as a Director since January 1999. Dr. Harding has served as a Managing Member of Morgan Stanley Venture Partners III, LLC since 1997 and a Managing Director of Morgan Stanley & Co., Inc. since 1999. He joined Morgan Stanley & Co., Inc. in October 1994. Dr. Harding is currently a director of several private companies. Prior to joining Morgan Stanley, Dr. Harding was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. Previously, Dr. Harding was associated with Amdahl Corporation from 1976 to 1985, serving in various technical and business development roles. Prior to Amdahl, Dr. Harding held several technical positions with Honeywell Information Systems. Dr. Harding holds a B.S. degree in Engineering Mathematics and a M.S. degree in Systems Engineering from the University of Arizona and a Ph.D. in Engineering from Arizona State University. Dr. Harding also served as an officer in the Military Intelligence Branch of the United States Army Reserve.

Daniel C. Stanzione, 61, has served as a Director since October 2004. Dr. Stanzione retired from Lucent Technologies in 2000 where he served as Chief Operating Officer and President of Bell Laboratories. At Lucent’s formation in 1995, Dr. Stanzione was President of Network Systems, Lucent’s business unit that sold products and services to telecommunication service providers around the world. Dr. Stanzione is currently a director of several private companies, as well as two public companies, Quest Diagnostics and Avaya. Dr. Stanzione is currently a consultant and serves on the Network Advisory Board at Accenture. Dr. Stanzione holds a B.S. degree in Electrical Engineering, a M.S. degree in Environmental Systems Engineering and a Ph. D. in Electrical and Computer Engineering, all from Clemson University.

Incumbent Directors Whose Terms Will Expire in 2009 (Class I)

Charles B. Coe, 59, has served as a Director since July 2003. Mr. Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth. During his tenure at BellSouth, he served as President of BellSouth Network Services, President of BellSouth Telecommunications, President of BellSouth International, and Group President of Customer Operations for BellSouth Telecommunications. Previously, Mr. Coe had served in various management positions with AT&T Communications and American Telesystems Corporation. Mr. Cole is currently a director of Dycom Industries, Inc. Mr. Coe holds a M.B.A. degree from Georgia State University and a B.S. degree from The Citadel.

Patricia L. Higgins, 57, has served as a Director since December 2004. Ms. Higgins has nearly 30 years of experience in the telecommunications industry. Ms. Higgins is the former President, CEO, and a board member of Switch & Data Facilities Company, Inc., a leading provider of neutral interconnection and collocation services. Until 2000, Ms. Higgins served as Chairman and CEO of The Research Board, a premier consulting and research services company for information technology. Prior to 1999, Ms. Higgins was the CIO of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. Ms. Higgins currently serves on the board of directors of Delta Airlines, Inc., Visteon Corporation and Barnes and Noble, Inc. Ms. Higgins holds a B.A. degree from Montclair State University and attended Harvard Business School’s Advanced Management Program.

Family Relationships

No family relationships exist among any of our Directors or executive officers.

Agreements to Elect Directors

No agreements exist to elect any of our Directors.

CORPORATE GOVERNANCE

Board of Directors’ Committees and Meetings

The Board of Directors conducts its business through meetings and it may take action by unanimous written consent of the full Board, but only in rare instances following fulsome consideration and discussion of the issues presented, and through three standing committees of the Board, which are an Audit Committee, a Compensation Committee and a Nominations and Governance Committee. The Board of Directors has adopted a charter for each of these committees that can be found on our website at www.internap.com.

During the fiscal year ended December 31, 2006, the Board of Directors held 13 meetings, the Audit Committee held eight meetings, the Compensation Committee held six meetings and the Nominations and Governance Committee held two meetings. During the fiscal year ended December 31, 2006, each member of our Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a Director or committee member.

We have not adopted a formal policy regarding Director attendance at our annual meetings. We, however, strongly encourage all Directors to attend the annual meeting. All of our Directors were in attendance at the 2006 annual meeting of stockholders.

The Board of Directors has affirmatively determined that each current non-employee Director is an “independent director” as that term is defined under NASDAQ rules and regulations. The Board of Directors made no determination of Mr. Harman’s independence, as he resigned on March 15, 2007. Mr. DeBlasio, the

President and Chief Executive Officer, is not an independent Director because of his employment by the Company. Mr. DeBlasio does not participate in any action of the Board or the Compensation Committee related to his compensation.

Audit Committee. The Audit Committee is composed of Ms. Higgins, Dr. Harding and Mr. Ober. Ms. Higgins is the Chair of the Audit Committee. The Audit Committee is responsible for, among other things:

•	directly appointing our independent registered public accountants;

•	discussing with our independent registered public accountants their independence from management;

•	reviewing with our independent registered public accountants the scope and results of their audit;

•	approving all audit services and pre-approving all permissible non-audit services to be performed by the independent registered public accountants;

•	overseeing the financial reporting process and discussing with management and our independent registered public accountants the interim and annual financial statements that we file with the SEC; and

•	reviewing and monitoring our accounting principles, policies and financial and accounting controls.

All committee members are independent as defined in applicable SEC and NASDAQ rules. The Board of Directors has determined that Ms. Higgins, the current committee Chair, qualifies as an audit committee financial expert within the meaning of NASDAQ rules and regulations.

Compensation Committee. The Compensation Committee consists of Mr. Coe and Ms. Higgins. Mr. Harman was a member of the Compensation Committee prior to his resignation on March 15, 2007. Mr. Coe currently serves as Chair of the Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits for our employees. All committee members are independent as defined in applicable NASDAQ rules.

Nominations and Governance Committee. The Nominations and Governance Committee consists of Doctors Stanzione and Eidenberg, Mr. Coe, and Ms. Higgins. Mr. Stanzione currently serves as Chair of the Nominations and Governance Committee. The Nominations and Governance Committee is responsible for assisting the Board of Directors in identifying and attracting highly qualified individuals to serve as Directors and selecting Director nominees and recommending them to the Board for election at annual meetings of stockholders. Each member of the Nominations and Governance Committee is independent as defined in applicable NASDAQ rules. The Nominations and Governance Committee is also responsible for monitoring significant developments in the regulation and practice of corporate governance and the duties and responsibilities of directors generally, evaluating and administering the Corporate Governance Guidelines of the Company and recommending changes to the Board and periodically reviewing the Company’s governance structure.

Selection of Director Nominees

General Criteria and Process. The policy of the Nominations and Governance Committee is to consider candidates for Board membership received by Nominations and Governance Committee members, other Board members, management, the Company’s stockholders, third party search firms, and any other appropriate sources. In identifying and evaluating Director candidates, the Nominations and Governance Committee has not set specific criteria for Directors. Under its committee charter, the Nominations and Governance Committee is responsible for determining desired skills and attributes and may consider strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board. The Nominations and Governance Committee may retain a third party search firm to identify Director candidates and has sole authority to select the search firm and approve the terms and fees of any Director search engagement.

Stockholder Nominations. Stockholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual for the committee to consider the recommended nominee, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements, and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominations and Governance Committee may consider such stockholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting. Stockholder nominations made in accordance with these procedures and requirements must be addressed to Internap Network Services Corporation, Attn: Corporate Secretary, at 250 Williams Street, Suite E-100, Atlanta, Georgia 30303.

In addition, stockholders may nominate Directors for election without consideration by the Nominations and Governance Committee. Any stockholder of record may nominate an individual by following the procedures and deadlines set forth in the “Stockholders’ Proposals for 2008 Annual Meeting” section of this proxy statement and by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a stockholder is eligible to submit a stockholder proposal if the stockholder is of record and entitled to vote at the annual meeting. The stockholder also must provide timely notice of the proposal to us. To be timely, the stockholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting.

As of December 31, 2006, the Nominations and Governance Committee had not received a recommended nominee from any stockholder or group of stockholders that beneficially owned more than 5% of our common stock for at least one year as of the date of the recommendation.

Compensation of Directors

We discuss the compensation of our Directors in the section “Compensation Discussion and Analysis.”

Stockholder Communications with the Board of Directors

The Board of Directors has a policy and process to facilitate stockholder communications with Directors. Stockholders who wish to communicate directly with the Board of Directors may do so by writing to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attn: Corporate Secretary or by sending electronic mail to boardofdirectors@internap.com.

The Corporate Secretary will forward all communications received without reviewing or editing them. The Chairman of the Board of Directors, or the other Director to whom your communication is addressed, if other than the Board, will decide whether and how to respond to your communication. Such person may consult with the Corporate Secretary regarding his or her response.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of common stock as of March 15, 2007 for:

•	our Directors and Director nominees;

•

our principal executive officer, our principal financial officer, our three most highly compensated executive officers other than the principal executive officer and principal financial officer as of December 31, 2006, and one individual who would have been among the three most highly compensated executive officers other than the principal executive officer and the principal financial officer had he been an executive officer as of December 31, 2006;

•	our Directors, Director nominees and executive officers as a group; and

•	each stockholder who holds more than a 5% interest in our outstanding common stock.

Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and disposition power.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 15, 2007 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.

The percentage of common stock beneficially owned is based on 48,897,278 shares of our common stock outstanding at March 15, 2007.

The address for those individuals for which an address is not otherwise indicated is: c/o Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303.

	Common Stock Beneficially Owned
	Number of Shares	Percent of Class
David L. Abrahamson (1)	186,152	*
David A. Buckel (2)	196,602	*
Charles B. Coe (3)	41,000	*
James P. DeBlasio (4)	451,425	*
Eugene Eidenberg (5)	235,156	*
FMR Corp. (6)	3,130,967	6.4%
Franklin Resources, Inc. (7)	4,693,076	9.6%
William J. Harding (8)	46,783	*
Fredric Harman (9)	47,914	*
Patricia L. Higgins (10)	33,729	*
Eric Klinker (11)	74,389	*
Kevin L. Ober (12)	18,000	*
Robert Smith (13)	—	*
Daniel C. Stanzione (14)	29,000	*
Eric Suddith (15)	65,525	*
All Directors and executive officers as a group (15 persons)	9,249,718	18.9%

(1)	Consists of 12,500 shares of common stock, 37,500 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, 25,000 shares of restricted stock that vest in a series of 16 quarterly installments at the end of each calendar quarter beginning with the second quarter of 2007 provided that Mr. Abrahamson is employed by the Company at the end of such quarter, and options to purchase 111,152 shares of common stock that are vested and exercisable or that will vest within 60 days.
(2)	Consists of 8,236 shares of common stock, 41,248 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, 75,000 shares of restricted stock that vest in a series of 16 quarterly installments at the end of each calendar quarter beginning with the second quarter of 2007 provided that Mr. Buckel is employed by the Company at the end of such quarter, and options to purchase 72,118 shares of common stock that are vested and exercisable or that will vest within 60 days.

(3)	Consists of 10,000 shares of common stock and options to purchase 31,000 shares of common stock that are vested and exercisable.
(4)	Consists of 5,000 shares purchased in the open market, 23,675 shares of common stock, 50,000 shares of restricted stock that vested 50% on September 30, 2006 with the remainder to vest over three years in equal installments on each of the first three anniversaries after September 30, 2006, 125,000 shares of restricted stock that vest in a series of 16 quarterly installments at the end of each calendar quarter beginning with the second quarter of 2007 provided that Mr. DeBlasio is employed by the Company at the end of such quarter, and options to purchase 247,750 shares of common stock that are vested and exercisable or that will vest within 60 days.
(5)	Consists of 57,157 shares of common stock and options to purchase 177,999 shares of common stock that are vested and exercisable. Includes 236 shares held by Mr. Eidenberg, 45,556 shares of common stock held by Eugene Eidenberg, as trustee of the Eugene Eidenberg Trust dated 9/97, 2,799 shares of common stock held by Eugene Eidenberg, as trustee of the Anna M. Chavez Educational Trust, and 8,566 shares held by Anna M. Chavez.
(6)	As of December 31, 2006. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(7)	As of January 31, 2007. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
(8)	Consists of 24,783 shares of common stock and options to purchase 22,000 shares of common stock that are vested and exercisable.
(9)	Consists of 33,914 shares of common stock and options to purchase 14,000 shares of common stock. Includes 2,878 shares of common stock held by a trust of which Fredric W. Harman is a trustee and an aggregate of 972 shares of common stock held in trust for the benefit of each of Mr. Harman’s three minor children.
(10)	Consists of 4,729 shares of common stock and options to purchase 29,000 shares of common stock that are vested and exercisable.
(11)	Consists of 11,486 shares of common stock, 37,500 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, and options to purchase 25,403 shares of common stock that are vested and exercisable or that will vest within 60 days. Mr. Klinker resigned on March 15, 2007.
(12)	Consists of options to purchase 18,000 shares of common stock that are vested and exercisable.
(13)	Mr. Smith resigned from the Company in July 2006. Following his departure, he exercised all of his vested stock options and sold the resulting shares.
(14)	Consists of options to purchase 29,000 shares of common stock that are vested and exercisable.
(15)	Consists of 230 shares of common stock, 37,500 shares of restricted stock that vest in a series of 16 quarterly installments upon the completion of each three month period of service over the service period measured from January 1, 2006 through January 1, 2010, 25,000 shares of restricted stock that vest in a series of 16 quarterly installments at the end of each calendar quarter beginning with the second quarter of 2007 provided that Mr. Suddith is employed by the Company at the end of such quarter, and options to purchase 2,795 shares of common stock that are vested and exercisable or that will vest within 60 days.

EXECUTIVE OFFICERS

Executive Officers

In addition to Mr. DeBlasio, our President and Chief Executive Officer, whose biographical information appears under “Proposal 1—Election of Directors,” set forth below are each of our named executive officers and their ages as of December 31, 2006.

Name	Age	Position
James P. DeBlasio	51	President and Chief Executive Officer
David L. Abrahamson	45	Vice President, Sales
David A. Buckel	45	Vice President and Chief Financial Officer
Eric Klinker	38	Vice President, Engineering and Chief Technology Officer
Robert P. Smith	45	Vice President, Marketing and Chief Marketing Officer
Eric Suddith	46	Vice President, Human Resources

David L. Abrahamson has served as the Company’s Vice President, Sales since January 2003 and as Chief Marketing Officer from October 2002 to May 2005. From August 1999 to September 2002, Mr. Abrahamson was Senior Vice President of BellSouth’s e-Business Services. In this role, he led BellSouth’s e-business applications and services organization where he was responsible for developing and managing BellSouth’s Internet data center products and services. Previously, he was at Sprint, a global communications company, where he held numerous management positions in accounting, operations and finance before becoming a key marketing executive in the consumer business unit. Mr. Abrahamson graduated from Iowa State University with a B.S. degree in Accounting and Business and obtained a Master’s degree from Kansas University.

David A. Buckel has served as the Company’s Vice President and Chief Financial Officer since May 2004, after serving as Financial Vice President from October 2003 until May 2004. Mr. Buckel also previously served as an Investor Relations consultant with the Company from July 2003 until October 2003. From November 2002 to July 2003, he served as Senior Manager and President of AJC Finance & Market Group, a financial consulting firm. Prior to that, Mr. Buckel was Senior Vice President and Chief Financial Officer for two NASDAQ-listed companies, Web.com, which was formerly known as Interland Corporation, a provider of applications and web hosting and consulting services from March 2001 through November 2002, and Applied Theory Corporation, a provider of hosting, software development and Internet connectivity products, from July 1995 through March 2001. Mr. Buckel, a Certified Management Accountant, holds a B.S. degree in Accounting from Canisius College and a M.B.A. degree in Finance and Operations Management from Syracuse University.

Eric Klinker served as the Company’s Chief Technology Officer and Vice President, Engineering from October 2005 to March 2007, after holding various other management positions with the Company, including as Chief Technology Officer and Vice President of Engineering since June 2005 and as Vice President of Engineering since January 2004. Previously, Mr. Klinker held various management positions, most recently as Chief Technology Officer and Chief Architect, at netVmg, a privately held pioneering provider of intelligent route control and bandwidth management products, from 2000 until the company was acquired by Internap in October 2003. Prior to netVmg, Mr. Klinker worked with Excite@Home, where he focused on product development of cable and IP network management systems. Mr. Klinker also spent seven years in applied research for the Naval Research Laboratory in Washington, D.C. His primary research interests focused on IP Multicast Routing, Distributed Computing and Information Security. Mr. Klinker holds a B.S. degree in Electrical Engineering from the University of Illinois, Urbana-Champaign, and a M.S. degree in Electrical Engineering from the Naval Postgraduate School in Monterey, California. Mr. Klinker resigned in March 2007.

Robert P. Smith served as the Company’s Vice President, Marketing and Chief Marketing Officer from May 2005 to July 2006. Prior to joining the Company in May 2005, Mr. Smith was a Senior Director of BellSouth Product Management from May 2001, where he led teams responsible for next generation enterprise and mass-market products covering full profit and loss activities of research, development, marketing, and external messaging. Previously, from November 1999 to May 2001, Mr. Smith was Senior Director of Marketing for Qwest Communications. In this role, he directed product positioning, customer acquisition, advertising, direct mail, call centers, and channel launch programs. Prior to working at Qwest, Mr. Smith was Executive Manager of Internet and VPN Services for MCI and was responsible for global product management of the company’s Internet access products. Mr. Smith has served on the board of directors of the Metro Ethernet Forum, an industry task force with over forty members created to bring standards and interoperability to Ethernet based networks. Mr. Smith holds a bachelor’s degree in History from East Carolina University.

Eric Suddith has served as the Company’s Vice President of Human Resources since August 2006, after holding various other management positions with the Company including Vice President, Operations since February 2004 and Director of Service Delivery from October 2002. From 2000 until 2002, Mr. Suddith served as the Vice President of Network Engineering with US LEC, a communications service provider. Prior to that, from 1985 to 2000, he held several leadership positions at AT&T, including Business Customer Care General Manager of Network International Transitions. Additionally, over his 15 years with AT&T, Mr. Suddith led several organizations including the National Network Provisioning and Operations organization, National Contract Management, Corporate ITS Services, Product Management, Field Operations and Customer Care. Mr. Suddith served in the United States Air Force and received a B.S. degree in Business and a M.B.A. degree from Liberty University. He has also completed postgraduate studies at the Wharton Business School and the University of Wisconsin School of Engineering.

Compensation Discussion and Analysis

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers as of December 31, 2006, and one individual who would have been among the three most highly compensated executive officers had he been an executive officer as of December 31, 2006. We refer to these individuals as the “named executive officers.” Our discussion focuses on compensation and practices relating to 2006, our most recently completed fiscal year, and includes relevant actions we have taken thus far in 2007 that affect the compensation of our named executive officers.

We believe that the individual performance of our named executive officers can have a significant impact on our overall results. We, therefore, place considerable importance on the design and administration of our executive compensation program.

Philosophy

Our executive compensation program is designed to: (1) attract, motivate, reward and retain high quality executives necessary for our leadership; (2) ensure that compensation provided to executive officers is closely aligned with our business objectives and financial performance; (3) build a strong link between an individual’s performance and his or her related compensation opportunities; and (4) maximize stockholder value. Our executive compensation practices are intended to provide each executive a total annual compensation that is commensurate with the executive’s responsibilities, experience and demonstrated performance and are intended to be competitive with a select group of peer Internet infrastructure companies, as well as a larger group of other similarly sized technology companies.

Administration

The Compensation Committee, or the Committee, oversees the establishment of executive compensation policies and programs consistent with our corporate objectives and stockholder interests, as well as reviews the general policies relating to the compensation and benefits for all of our employees. The Board of Directors determines the Committee’s membership. All members of the Committee are independent Directors under NASDAQ rules. The Committee meets at scheduled times during the year, and it may take action by unanimous written consent, but only in rare instances following fulsome consideration and discussion of the issues presented. The Chair of the Committee reports on Committee actions and recommendations at meetings of the full Board of Directors. The Committee engages independent compensation consultants and considers their data and input.

The Committee’s charter, which is available on our website, mandates that the Committee annually review each named executive officer’s compensation package. The Committee considers: (1) the extent to which we attained specified corporate objectives for the preceding year; (2) the extent to which the named executive officer attained his individual objectives for the preceding year; (3) the recommendations of the Chief Executive Officer with respect to compensation of the other named executive officers; (4) the experience and contribution levels of the named executive officer; (5) internal pay equity; and (6) benchmarking the total compensation levels of executive officers in similar positions in companies in a select group of peer Internet infrastructure companies, as well as a larger group of other similarly sized technology companies, through surveys conducted by independent compensation consultants.

The Committee approves the total compensation, including base salary adjustments, cash bonus and long-term incentive awards, of the named executive officers, other than the Chief Executive Officer, based on the factors described in the preceding paragraph. The Committee considers the same factors when evaluating the Chief Executive Officer’s performance and recommends a compensation package, including base salary adjustments, cash bonus and long-term incentive awards, to the Board of Directors for its approval. A majority of the independent Directors of the full Board of Directors must approve the compensation of our Chief Executive Officer.

Use of Consultants

We recognize that competitive compensation is critical for attracting, motivating and rewarding qualified executives. To ensure our named executive officers are compensated appropriately, the Committee retained the services of Aon Consulting, an independent compensation consultant, or Aon, to identify appropriate compensation levels and compensation program design features. Aon assisted the Committee in identifying and establishing median total compensation goals and assisted in general oversight of our executive compensation program. This oversight includes helping the Committee evaluate compensation practices and assisting the Committee with developing and implementing our executive compensation program and philosophy. The Committee used information provided by Aon when approving or recommending compensation levels, but does not delegate authority to set compensation to Aon or to any other party.

In September 2006, Aon conducted a review of labor market salary levels for top executives in similar sized companies and similar industries using published compensation surveys and a selected peer group of companies. The peer group consisted of Internet infrastructure companies, as well as a larger group of similarly situated and sized technology companies, but these companies are not necessarily dispositive of the companies we consider in all comparative analyses. The peer group companies included Akamai Technologies Inc., Arbinet-Thexchange Inc., Cbeyond Communications Inc., Cogent Communications Group, Covad Communications Group, Equinix Inc., Globix Corp., Infospace Inc., Internet Security Systems Inc., Ipass Inc., ITC Deltacom Inc., Navisite Inc., Savvis Inc., Terremark Worldwide Inc., and Vitalstream Holdings, Inc.

Aon matched our executive positions to published compensation survey data for similarly sized companies. These surveys are generally broad in scope and incorporate the comparison data from hundreds of respondent companies. The survey sources on which Aon relied included Aon’s Radford Technology Compensation Surveys and surveys from other well-known sources, including William M. Mercer and Watson Wyatt. Data utilized represented companies of similar size, industry and scope to us, with revenues generally less than $200 million.

Aon conducted a regression analysis using the peer group database to calculate actual and expected compensation for chief executive officers relative to 2005 net sales and completed an analysis that linked the peer group chief executive officer regression data, the published survey data and our internal hierarchy. This analysis compared relative values from published surveys of positions below the chief executive officer by creating a published survey index to the chief executive officer. Aon set the chief executive officer index at 100% and the indices for positions below the chief executive officer are calculated by dividing the published survey median results for each position by the published median for the chief executive officer’s compensation. These indices were applied to calculate expected compensation levels for the positions below the chief executive officer.

For base salaries, Aon focused on the published survey data results because Aon viewed those results as more indicative of the labor market since the published survey data sources covered many more companies. For total cash compensation, which is salary plus bonus and total direct compensation, which is total cash plus the present value of stock or other long-term compensation, Aon used the peer group regression results because they better represented the labor market on these elements of compensation.

Aon identified the market median salary for each of our named executive officers. Based on that median, we concluded that our named executive officers earned between 94% and 112% of the published surveys’ market median salary for his or her position. We also concluded that our named executive officers had total cash compensation that ranged from 105% to 139% of expected total cash compensation from the peer group regressions, and total direct compensation that ranged from 85% to 151% of the expected total direct compensation from the peer group regressions.

The overall results of the Aon engagement provided the foundation for our actions involving executive compensation in 2006 and will provide the foundation for our actions in 2007.

Executive Compensation Program Overview

The three primary components of our executive compensation program are:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives, which consist of stock options and restricted stock.

We target total compensation at the median for our peer group.

We believe that the compensation of our named executive officers should be predominately performance-based because these individuals have the greatest ability to influence our performance. To that end, long-term award opportunities are substantially greater than annual cash award opportunities to reflect the strategic roles of our named executive officers in leading us toward long-term growth, increasing profitability and stockholder value creation.

A description of these three components and related programs follows.

1.	Base Salary

The Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for our long-term financial success and that are competitive in the marketplace. A named executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance, special circumstances, and direct competition for the officer’s services. In other cases, the Committee determines salaries in negotiations to recruit certain highly qualified executives for key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the candidate to leave his or her current position, and the compensation historically paid to others in that position.

The Committee reviews the salaries of our executive officers annually in January of each year. In addition to these periodic reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly or who is a retention risk. The Committee evaluated the fiscal year 2006 base salary levels for our named executive officers as part of its annual assessment. Salaries for the named executive officers generally are based upon their personal performance in light of individual levels of responsibility, our overall performance and profitability during the preceding year, economic trends that may affect us, and the competitiveness of the executive’s salary with the salaries of executives in comparable positions at companies of comparable size or with operational characteristics. While the Committee considered each of these factors, it did not assign a specific value to each factor.

As part of the compensation setting process for the named executive officers other than the Chief Executive Officer, the Committee met with our Chief Executive Officer and reviewed the performance of each of the other named executive officers. The Committee then considered the competitiveness of the named executive officer’s salary compared to salaries of executives of our peer group. Generally, salaries are targeted at the median of the published surveys.

As part of the compensation setting process for the Chief Executive Officer, the Committee evaluated the Chief Executive Officer’s performance against Board-approved goals and objectives and considered his compensation compared to the salaries of chief executive officers of our peer group. Considering that Mr. DeBlasio’s tenure as Chief Executive Officer began on November 18, 2005, the Committee recommended to the Board of Directors, and the majority of the independent Directors approved, a compensation plan that left the Chief Executive Officer’s salary unchanged for fiscal year 2006 from fiscal year 2005.

The base salary component of our executive compensation provides each named executive officer with a fixed minimum amount of annual cash compensation. Set forth below and effective as of January 2006 are the fiscal year 2006 base salaries for our named executive officers:

Name	Base Salary
James DeBlasio	$350,000
David Buckel	$240,000
David Abrahamson	$230,000
Eric Klinker	$200,000
Robert Smith	$200,000	(1)
Eric Suddith	$190,000

(1)	Mr. Smith resigned his position as Chief Marketing Officer and Vice President of Marketing in July 2006.

In January 2007, the Board conducted its annual review of the salaries of the named executive officers. The Board considered each named executive officer’s job performance balanced against his or her retention risk and increased Mr. DeBlasio’s base salary to $425,000, increased Mr. Buckel’s base salary to $260,000, Mr. Abrahamson’s base salary to $250,000, and Mr. Suddith’s base salary to $200,000.

2.	Annual Cash Incentives

We believe that our compensation program should focus the named executive officers and other key executives on our annual financial performance and should reward individual performance. To that end, we have adopted the 2006 Executive Bonus Award Incentive Plan, or the Plan. Named executive officers and other executives participate in the Plan and our Chief Executive Officer may recommend to the Committee that other key contributors participate in the Plan.

The purpose of the Plan is to:

•	Focus participants’ actions on the achievement of annual revenue growth and profitability goals;

•	Align participants’ actions on the accomplishment of key operational and strategic goals;

•	Encourage and reward participants for the achievement of specific objectives; and

•	Maintain a competitive range of incentive compensation opportunities.

Each named executive officer’s award is based on the following three criteria:

1.	Achievement of revenue goals by us, which comprises 25% of the potential award;

2.	Achievement of adjusted EBITDA goals by us, which comprises 50% of the potential award; and

3.	Achievement of individual goals by the named executive officer, which comprises 25% of the potential award.

We must meet a threshold of financial performance based on revenue, adjusted EBITDA and net income, which excludes equity compensation expenses, for the year in order for any awards to be made pursuant to the Plan. The Board established this minimum financial performance in November of 2005 as part of our business plan for 2006. In addition, a named executive officer must achieve a certain rating in his or her performance review, which includes attaining his or her individual and department budget objectives, to receive any award pursuant to the Plan.

We choose to base awards pursuant to the Plan on adjusted EBITDA and revenue because we believe they are accurate measurements of our core performance. We chose to base the majority of awards pursuant to the Plan based on adjusted EBITDA because adjusted EBITDA has become a commonly used metric, especially for capital-intensive technology companies such as ours, for assessing operating performance, liquidity and valuations by investors, analysts and banks.

With respect to individual goals, the Chief Executive Officer establishes his goals with the Compensation Committee and the Chief Executive Officer oversees the establishment of each of the other named executive officer’s goals for the upcoming year. Upon completion of the year, the Chief Executive Officer rates each of the other named executive officer on the attainment of those goals. A named executive officer receives a Needs Improvement rating, or NI, a Meets Expectations rating, or ME, an Often Exceeds Expectations rating, or OE, or an Exceeds Expectations rating, or EE. The Board rates the Chief Executive Officer using the same rating system. If a named executive officer receives a Needs Improvement rating, he or she is not eligible for any award pursuant to the Plan, regardless of the Company’s financial performance.

To be eligible for awards, a participant must be a full-time employee at the time the Board determines achievement under the Plan. If an executive joins the Company mid-year, his or her award is pro-rated for the portion of the year during which he or she was an executive.

The Board assigns each executive a target level as a percentage of his or her salary. The target award levels for 2006 were:

Name	Target	Maximum
James DeBlasio	60%	120%
David Buckel	45%	90%
David Abrahamson (1)	25%	50%
Eric Klinker	37%	74%
Robert Smith (2)	—	—
Eric Suddith	37%	74%

(1)	Note that Mr. Abrahamson also participates in the 2006 Sales Commission Plan and will participate in a commission plan for 2007.
(2)	Mr. Smith resigned his position as Chief Marketing Officer and Vice President of Marketing in July 2006.

The Board retains the sole discretion to determine whether the Company and the named executive officer have met the objectives.

The Board established the following four levels for each of the three criteria: threshold, target, above and maximum. The Board, or in its discretion, the Committee, may adjust the revenue and adjusted EBITDA goals to exclude extraordinary expenses or benefits in its sole discretion.

Potential payment for achievement of the “Threshold” objective for the annual revenue goal and annual adjusted EBITDA goal equals 40% of each respective criteria’s allocated percentage of the individual named executive officer’s target award amount, which is 40% of 25% of the total target award amount in the case of the annual revenue goal and 40% of 50% of the total target award amount, in the case of the annual adjusted EBITDA goal. Potential payment for achievement of the threshold objective for the individual goals is $0.

Potential payment of achievement of the “Target” objective for the annual revenue goal, annual adjusted EBITDA goal and individual goals equals 100% of each criteria’s allocated percentage of the named executive officer’s total target award amount, which are 25%, 50% and 25% of the total target award amount, respectively.

Potential payment for achievement of the “Above” objective for the annual revenue goal, annual adjusted EBITDA goal and individual goals are 130% of each respective goal’s allocated portion of the individual’s target award amount.

Potential payment for achievement of the “Maximum” objective for the annual revenue goal, annual adjusted EBITDA goal and individual goals is 200% of each such goal’s allocated portion of the individual’s target award amount.

The Board determines the potential payment for performance for the annual revenue and annual adjusted EBITDA goals that falls between the “Target,” “Threshold,” “Above,” or “Maximum” objectives by interpolating on a straight-line basis to determine the incentive amount.

In November 2006, the Board established the target revenue and target adjusted EBITDA goals for 2007. The Compensation Committee established the following target award levels for our named executive officers, other than our Chief Executive Officer, and the Board established the target award level for Mr. DeBlasio:

Name	Target	Maximum
James DeBlasio	70%	140%
David Buckel	50%	100%
David Abrahamson	25%	50%
Eric Klinker (1)	—	—
Robert Smith (2)	—	—
Eric Suddith	37%	74%

(1)	Mr. Klinker resigned his position as Vice President and Chief Technology Officer on March 15, 2007.
(2)	Mr. Smith resigned his position as Chief Marketing Officer and Vice President of Marketing in July 2006.

These performance targets are not an indication of how we will perform in 2007. The sole purpose of these targets, which the Board established in November 2006, is to establish internal performance-based goals under an annual incentive compensation plan. Consistent with our pay-for-performance compensation philosophy, the Board establishes these goals to align executive compensation with our performance and to encourage the achievement of our goals. As disclosed in our March 1, 2007 press release, we issued revenue guidance of 30% growth and full year adjusted EBIDTA in the range of $34 to $37 million. We are not providing any guidance, nor updating any prior guidance, of our future performance with the disclosure of these performance targets, and you are cautioned not to place any reliance on these performance targets as an indication of our future performance.

The following table is an illustrative example for a named executive officer whose salary is $240,000 and whose target award is 45%.

	Weight	Threshold	Target	Above	Maximum
Annual Revenue Bonus Payout	25%	95%	100%	105%	110%
		$10,800	$27,000	$35,100	$54,000

Annual Adjusted EBITDA Bonus Payout	50%	90%	100%	110%	120%
		$21,600	$54,000	$70,200	$108,000

Individual Goals Bonus Payout	25%	NI	ME	OE	EE
		$0	$27,000	$35,100	$54,000

If our annual revenue was 110% of the annual revenue goal established by the Board, then this named executive officer would receive a bonus for that criteria of $54,000. If our annual adjusted EBITDA objective was 110% of the adjusted EBITDA goal established by the Board, then this named executive officer would receive a bonus of $70,200. If this named executive officer received a rating of Often Exceeds Expectations, or OE, this named executive officer would receive a bonus of $35,100. In total, this named executive officer would receive a total bonus of $159,300.

Applying this matrix, the Board awarded the named executive officers cash bonuses pursuant to the Plan in the following amounts on March 15, 2007 for performance in 2006:

Name	Amount
James DeBlasio	$420,000
David Buckel	$216,000
David Abrahamson	$150,000
Eric Klinker	$100,000
Robert Smith (1)	—
Eric Suddith	$129,300

(1)	Mr. Smith resigned his position as Chief Marketing Officer and Vice President of Marketing in July 2006 and thus, was not eligible for an award pursuant to the Plan.

One of our named executive officers, David Abrahamson, was also eligible to participate in the 2006 Sales Commission Plan, or Sales Plan. The purpose of the Sales Plan is to:

•	Align compensation with the Company’s vision and strategy;

•	Incent the sales of high margin, strategic products and services;

•	Encourage and reward the achievement of specific objectives; and

•	Maintain a competitive range of incentive compensation opportunities.

Award eligibility was based on two components. The first component was achievement of the net new annual contract value goals. The second component was the achievement of the net new revenue goals. A Commission Review Board, which consists of Mr. Abrahamson, Mr. Buckel, Mr. Suddith, and a non-executive employee, administers the Sales Plan. Mr. Abrahamson received payments pursuant to the Sales Plan in 2006 totaling $107,960.

In addition, the Compensation Committee authorized an additional payment to Mr. Abrahamson of $35,000 if our annual revenues exceeded an established benchmark in 2006. Mr. Abrahamson received this payment in March 2007.

Mr. Abrahamson will participate in a sales commission plan for 2007.

3.	Long-Term Equity Incentives

Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. Beginning in 2006, however, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment (revised 2004), making the accounting treatment of stock options less attractive because it required the Company to record an expense related to stock options. As a result, we assessed the desirability of granting shares of restricted stock to employees, particularly members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution. We continue to award stock options to new hires, upon a promotion, as a result of performance evaluations, and in other special situations. Each of the named executive officers received stock options in conjunction with his or her commencement of employment with us.

The Committee grants stock options and restricted stock to named executive officers, other than the Chief Executive Officer, under our 2005 Incentive Stock Plan, or the Stock Plan, which our stockholders approved, to provide long-term incentives that are aligned with the creation of increased stockholder value over time. We believe an executive who owns options or restricted stock will have an increased personal interest in our growth and success. Because these awards vest over time, they also serve as a retention device. The Committee recommends the amounts of the Chief Executive Officer’s awards to the Board and the Board determines his grants. The strike price of options is the fair market value of our stock at the date of grant. Options also typically have a ten-year term and generally vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. Shares of restricted stock typically vest in 16 equal quarterly installments.

The Committee reviews long-term incentive levels for all named executive officers each fiscal year in light of long-term strategic and performance objectives, each named executive officer’s current and anticipated contributions to our future performance and the value of such named executive officer’s current equity package. When determining the number of stock options or restricted shares to be awarded to a named executive officer, the Committee considers: (1) the named executive officer’s current contribution to our performance; (2) the value already accumulated by the named executive officer from previous grants; (3) the named executive officer’s anticipated contribution in meeting our long-term strategic performance goals; and (4) comparisons to formal surveys of executive long-term incentive awards relative to the median of the peer group, as well as a larger group of other similarly sized technology companies.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Committee each year following the availability of the financial results for the prior year. These grants were made on January 18, 2006 for our 2005 fiscal year and March 15, 2007 for our 2006 fiscal year. For 2007 and future years, we selected this timing in March because it enables us to consider both the Company’s performance and the named executive officer’s performance for the previous year, as well as to consider our expectations for the current year. The Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental.

We do not time, and have never timed, the grant of stock options or restricted stock in coordination with the release of material non-public information nor have we timed our release of non-public information for the purpose of affecting the value of executive compensation. Although our Chief Executive Officer may recommend the amount of stock awards granted to management, the Committee, or in the case of awards to our Chief Executive Officer, the Board, approves the grant of all stock awards and does not delegate the timing of grants. We have retained a third party service provider to administer the day-to-day activities of the Stock Plan, but the provider does not determine the recipient of stock awards, the amount of stock awards granted to a participant, the exercise price, or vesting of stock awards.

Prior to the scheduled meeting of the Committee in March 2007, our Chief Executive Officer provided a list of recommended incentive restricted stock grants for the other named executive officers to the Committee. The following paragraph describes the formula he used to determine the number of shares restricted stock he recommended that the other named executive officers receive.

The named executive officer’s base salary is multiplied by the target bonus percentage established by the Board for that named executive officer for 2007 to arrive at a target bonus. The base salary and the target bonus are added together to yield the target cash compensation. The target bonus percentage is multiplied by a market competitive multiple provided by Aon. Using Aon’s formula, our chief executive officer receives a multiple of 5.5. Other executives receive a lower multiple, which is expressed in increments of 0.5 based on his or her decreasing level of responsibilities from the chief executive officer. These multiples of target bonus reinforce our named executive officers’ strategic role in driving the achievement of our long-term performance objectives and the creation of stockholder value. We calculated the target long-term incentive opportunities for our named executive officers using the following multiples of their target bonus percentages:

Name	Multiple
James DeBlasio	5.5
David Buckel	4.5
David Abrahamson	3.5
Eric Klinker (1)	—
Robert Smith (2)	—
Eric Suddith	3.5

(1)	Mr. Klinker resigned his position as Vice President and Chief Technology Officer on March 15, 2007 prior to the Board’s determination of awards and thus, was not eligible for an award pursuant to the Stock Plan for 2006.
(2)	Mr. Smith resigned his position as Chief Marketing Officer and Vice President of Marketing in July 2006 and thus, was not eligible for an award pursuant to the Stock Plan for 2006.

The target bonus percentage multiplied by this multiple yields a target long-term incentive as a percentage of target salary. This percentage of target salary is then multiplied by the named executive officer’s 2006 base salary to yield a target long-term incentive amount. This target long-term incentive amount is then divided by the closing price of our common stock on the date we calculated the target awards to yield a target number of restricted shares. Our Chief Executive Officer then adjusted this suggested number in order to achieve parity among our other named executive officers in terms of long-term equity stake and to make a named executive officer’s long-term equity stake more commensurate with his contribution. Our Chief Executive Officer then presented his recommendations to the Committee.

The Committee considered the recommendation in light of the named executive officer’s contribution and anticipated contribution and the results provided from Aon’s competitive market survey. In making its determination of both cash incentives and long-term incentive awards and its recommendation to the Board for Mr. DeBlasio’s awards, the Committee noted that we experienced record revenues of $181.4 million in 2006. The Committee decided to grant each named executive officer a target award based on the above-described matrix and an additional special grant in light of our financial performance in 2006.

The Board then considered the number of shares of restricted stock to grant to our Chief Executive Officer. The Board applied the same process as described above, which suggested a grant to Mr. DeBlasio of 100,000 shares. The Board also considered this target number in light of Mr. DeBlasio’s contribution and anticipated contribution, as well as our financial performance in 2006, and decided to grant him an additional 25,000 shares as special grant, as indicated in the following table.

Name	Number of Shares of Target Grant	Number of Shares of Special Grant
James DeBlasio	100,000	25,000
David Buckel	35,000	40,000
David Abrahamson	13,000	12,000
Eric Klinker (1)	—	—
Robert Smith (2)	—	—
Eric Suddith	16,000	9,000

(1)	Mr. Klinker resigned his position as Vice President and Chief Technology Officer on March 15, 2007 prior to the Board’s determination of awards and thus, was not eligible for an award pursuant to the Stock Plan for 2006.
(2)	Mr. Smith resigned his position as Chief Marketing Officer and Vice President of Marketing in July 2006 and thus, was not eligible for an award pursuant to the Stock Plan for 2006.

Perquisites; Other Compensation

We annually review any perquisites that our named executive officers may receive. In general, we do not provide our named executive officers with many of the types of perquisites that other companies offer their executives. As reflected in our Summary Compensation Table, our Chief Executive Officer received $34,518.97 for corporate housing and $13,080.44 for car service during fiscal year 2006. The aggregate cost of these perquisites was $47,599.41.

We provide named executive officers with the same benefit package available to all of our salaried employees. This package includes:

•	Health and dental insurance;

•	Basic life insurance;

•	Long-term disability insurance; and

•	Participation in our 401(k) plan, including matching contributions.

Limitations on the Deductibility of Executive Compensation

Compensation payments in excess of $1 million to the chief executive officer or the other five most highly compensated executive officers are subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 2006 to our Chief Executive Officer or any other named executive officer to be in excess of $1 million. We intend to maintain qualification of our 2005 Incentive Stock Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Summary Compensation Table

The following table sets forth total compensation for 2006 for our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary $		Bonus $	Stock Awards $	Option Awards $ (1)	Non-Equity Incentive Plan Compensation $	Change in Pension Value & Non-Qualified Deferred Compensation On Earnings $	All Other Compensation $	Total $
James DeBlasio Chief Executive Officer	2006	$350,000		—	$119,918	$435,452	$—	$—	$47,599	$952,969

David Buckel Chief Financial Officer	2006	235,385		—	70,097	390,611	100,000	—	—	796,093

David Abrahamson Vice President, Sales	2006	230,000		—	63,725	691,103	142,960	—	—	1,127,788

Eric Klinker Chief Technology Officer and Vice President of Engineering	2006	200,000		—	63,725	174,959	50,000	—	—	488,684

Robert Smith Chief Marketing Officer and Vice President of Marketing	2006	297,686	(2)	—	—	—	20,000	—	—	317,686

Eric Suddith Vice President of Human Resources	2006	190,000		—	63,725	153,145	30,000	—	—	436,870

(1)	Based on the grant date fair value computed in accordance with SFAS No. 123R.
(2)	Includes Mr. Smith’s pro rated salary through his resignation in July 2006, as well as a severance payment.

All Other Compensation

Name and Principal Position	Perquisites and Other Personal Benefits $		Tax Reimburse- ments $	Dividend Equivalents $	Payments/ Accruals on Termination Plans $	Registrant Contributions to Defined Contribution Plans $	Insurance Premiums $	Other $
James DeBlasio Chief Executive Officer	$47,599	(1)	$—	$—	$—	$—	$—	$—

David Buckel Chief Financial Officer	—		—	—	—	—	—	—

David Abrahamson Vice President, Sales	—		—	—	—	—	—	—

Eric Klinker Chief Technology Officer and Vice President of Engineering	—		—	—	—	—	—	—

Robert Smith Chief Marketing Officer and Vice President of Marketing	—		—	—	—	—	—	—

Eric Suddith Vice President of Human Resources	—		—	—	—	—	—	—

(1)	The amounts shown for fiscal 2006 include personal use of corporate housing of $34,518.97 and car service of $13,080.44.

Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of annual incentive awards and stock options for 2006 for each named executive officer.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Stock Awards: Number of Securities Underlying Options #	Exercise of Base Price of Option Awards $/Sh	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
Name and Principal Position		Threshold $	Target #	Maximum $	Threshold #	Target #	Maximum #
James DeBlasio Chief Executive Officer	3/15/07	$—	125,000	$—	—	—	—	—	—	$—	$—	$—

David Buckel Chief Financial Officer	3/15/07 9/28/06 9/28/06 9/28/06 1/18/06	— — — — —	75,000 — — — —	— — — — —	— — — — —	— — — — —	— — — — —	— — — — 55,000	— 2,500 2,032 7,967 —	— 14.46 14.46 14.46 —	— 15.02 15.02 15.02 —	— 36,150 29,383 115,203 291,500

David Abrahamson Vice President, Sales	3/15/07 9/28/06 9/28/06 9/28/06 9/28/06 1/18/06	— — — — — —	25,000 — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — 50,000	— 7,689 2,551 24,949 27,310 —	— 14.46 14.46 14.46 14.46 —	— 15.02 15.02 15.02 15.02 —	— 111,183 36,887 360,763 394,903 265,000

Eric Klinker Chief Technology Officer and Vice President of Engineering	3/15/07 9/28/06 9/28/06 1/18/06	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— — — 50,000	— 5,773 11,726 —	— 14.46 14.46 —	— 15.02 15.02 —	— 83,478 169,558 265,000

Robert Smith Chief Marketing Officer and Vice President of Marketing	1/18/06	—	—	—	—	—	—	50,000	—	—	—	265,000

Eric Suddith Vice President of Human Resources	03/15/07 9/28/06 9/28/06 9/28/06		25,000 — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 1,875 4,575 7,925	— 14.46 14.46 14.46	— 15.02 15.02 15.02	— 27,113 66,140 114596
	1/18/06		—	—	—	—	—	50,000	—	—	—	265,000

In June 2006, our stockholders approved a measure to reprice certain outstanding options under our existing equity incentive plans. Options with an exercise price per share greater than or equal to $13.00 were eligible for the repricing. The repricing was implemented through an exchange program under which eligible participants were offered the opportunity to exchange their eligible options for new options to purchase shares. Each new option had substantially the same terms and conditions as the eligible options cancelled except as follows:

•

The exercise price per share of each replacement option granted in the exchange offer was $14.46, the average of the closing prices of the common stock as reported by the American Stock Exchange and the NASDAQ Global Market, as applicable, for the 15 consecutive trading days ending immediately prior to the grant date of the replacement options;

•	For all eligible options with an exercise price per share greater than or equal to $20.00, the exchange ratio was 1-for-2; and

•

Each new option has a three-year vesting period, vesting in equal monthly installments over three years, so long as the grantee continues to be a full-time employee of the Company, and has a ten-year term.

Employees of the Company eligible to participate in the exchange offer tendered, and the Company accepted for cancellation, eligible options to purchase an aggregate of 344,987 shares of common stock, representing 49.4% of the total shares of common stock underlying options eligible for exchange in the exchange offer. The Company issued replacement options to purchase an aggregate of 179,043 shares of common stock in exchange for the cancellation of the tendered eligible options.

The options listed above that were granted on September 28, 2006 were due to this option reprice.

Outstanding Equity Awards Table

The following table provides a detail of outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2006.

	Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date		Number of Shares of Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested (1) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $

James DeBlasio Chief Executive Officer	8,000 17,000 2,000 2,000 218,750	(4)	— — — — 281,250	— — — — —	$13.50 13.50 14.90 4.60 4.80	9/16/2013 9/16/2013 5/27/2014 6/23/2015 9/30/2015		50,000 — — — —	(2)	$993,500 — — — —	— — — — —	— — — — —

David Buckel Chief Financial Officer	12,188 48,438 208 169 664	(5)	2,812 26,562 2,292 1,863 7,303	— — — — —	11.10 14.30 14.46 14.46 14.46	10/31/2013 5/12/2014 9/28/2016 9/28/2016 9/28/2016	(8) (8) (8)	41,248 — — — —	(3)	819,598 — — — —	— — — — —	— — — — —

David Abrahamson Vice President, Sales	109,000 641 213 2,079 2,276	(6)	— 7,048 2,338 22,870 25,034	— — — — —	2.10 14.46 14.46 14.46 14.46	10/31/2012 9/28/2016 9/28/2016 9/28/2016 9/28/2016	(8) (8) (8) (8)	37,500 — — — —	(3)	745,125 — — — —	— — — — —	— — — — —

Eric Klinker Chief Technology Officer and Vice President of Engineering	6,009 481 977 15,991	(7)	— 5,292 10,749 —	— — — —	11.10 14.46 14.4 11.10	10/31/2013 9/28/2016 9/28/2016 10/31/2013	(8) (8)	37,500 — — —	(3)	745,125 — — —	— — — —	— — — —

Robert Smith Chief Marketing Officer and Vice President of Marketing	—		—	—	—	—		—		—	—	—

Eric Suddith Vice President of Human Resources	1,876 7,500		— —	— —	2.40 4.40	10/25/2012 4/30/2013		37,500 —	(3)	745,125 —	— —	— —
	156 381 660		1719 4193 7265	— — —	14.46 14.46 14.46	9/28/2016 9/28/2016 9/28/2016	(8) (8) (8)	— — —		— — —	— — —	— — —

(1)	The fair market value of a share of Internap stock on the last day of the 2006 fiscal year was $19.87.

(2)	Mr. DeBlasio was awarded restricted shares on September 30, 2005. 50% of those shares vested on September 30, 2006, with the remaining shares vesting annually over a three-year period beginning September 30, 2006.
(3)	The restricted shares began to vest on January 1, 2006 and continue to vest quarterly over a four-year period.
(4)	Mr. DeBlasio was granted options on September 30, 2005. 25% vested immediately, but were not exercisable until September 30, 2006 with the remaining shares vesting annually over a four-year period beginning September 30, 2005 and the other options were granted for Mr. DeBlasio’s service as a Director.
(5)	Mr. Buckel was granted options on October 31, 2003, May 12, 2004, January 18, 2006, and three separate grants on September 29, 2006. The options vest over a four-year period with the exception of options granted on September 28, 2006. The options vest monthly over a three-year period.
(6)	Mr. Abrahamson was granted options on October 31, 2002, January 18, 2006 and four separate grants on September 28, 2006. The options vest over a four-year period with the exception of options granted on September 28, 2006. The options vest monthly over a three-year period.
(7)	Mr. Klinker was granted options on October 31, 2003, January 18, 2006 and two separate grants on September 28, 2006. The options vest over a four-year period with the exception of options granted on September 28, 2006. The options vest monthly over a three-year period.
(8)	Options granted on September 28, 2006 were due to an option reprice that was offered to all employees in September 2006. The exchange ratio for shares with an exercise price greater than $13.00 and less than $20.00 was 1:1. The exchange ratio for shares with an exercise price greater than or equal to $20.00 was 1:2. New options will vest in equal monthly installments over a three-year period.

Option Exercises and Stock Vesting

The following table provides information with respect to options exercised during fiscal 2006.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise #	Value Realized Upon Exercise $	Number of Shares Acquired on Vesting #		Value Realized On Vesting $

James DeBlasio Chief Executive Officer	—	$—	50,000	(1)	$761,000

David Buckel Chief Financial Officer	—	—	13,751	(2)	189,046

David Abrahamson Vice President, Sales	30,000	$498,876	12,500	(2)	171,844

Eric Klinker Chief Technology Officer and Vice President of Engineering	3,000	$54,428	12,500	(2)	171,844

Robert Smith Chief Marketing Officer and Vice President of Marketing	14,583	$216,920	6,250	(2)	62,188

Eric Suddith Vice President of Human Resources	—	—	12,500	(2)	171,844

(1)	Mr. DeBlasio was awarded restricted shares on September 30, 2005. 50% of those shares vested on September 30, 2006 with the remaining shares vesting annually over a three-year period beginning September 30, 2006.
(2)	Restricted shares began to vest on January 1, 2006 and continue to vest quarterly over a four-year period.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers are covered by a nonqualified defined contribution or other nonqualified plan that provides for the deferral of compensation.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with all of our named executive officers that provide for payments in the event of a change in control or termination of the named executive officer’s employment. We believe that we should protect our named executive officers in the event of a change in control. We also believe that the interests of our stockholders will be best served if the interests of our named executive officers are aligned with them. Providing change in control benefits should eliminate, or at least reduce, the reluctance of the named executive officers to pursue potential change in control transactions that may be in the best interests of our stockholders. The employment agreements are designed to promote stability and continuity of our named executive officers.

Mr. DeBlasio’s employment agreement provides that upon his involuntary termination of employment without cause, as such term is defined in the agreement, he will receive a cash severance payment equal to one and one-half (1-1/2) times his then-current base salary. If Mr. DeBlasio’s employment is terminated either by the Company without cause or as a result of an involuntary termination, as such term is defined in the agreement, within 12 months of a “change in control,” as such term is defined in the agreement, instead of the severance benefits previously described, we shall pay Mr. DeBlasio a severance payment equal to two (2) times the sum of his then-current base salary and maximum target bonus, and all of his then-unvested stock options and additional equity compensation shall vest and become exercisable. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee, subject to the employee portion of premiums for such coverage. The Board of Directors and Mr. DeBlasio are in the process of amending his employment agreement and on March 15, 2007, the Board of Directors approved a provision whereby upon Mr. DeBlasio’s death, his unvested stock options and additional equity compensation for the following twelve months would become vested, free of restrictions, other than those imposed by law, and immediately exercisable for a period of twelve months following his death.

The other named executive officers each have an employment agreement, the terms of which are essentially the same regarding potential payments upon a change in control, but differ in the amount of severance benefits. These agreements provide that if we terminate the named executive officer’s employment without cause, he will receive a cash severance payment. Mr. Buckel’s cash severance payment is an amount equal to one year of his then-current base salary. The cash severance payment for each of Messrs. Abrahamson, Klinker, Smith, and Suddith is an amount equal to the product of (x) the number of days that he was an employee divided by 365 (provided that this ratio shall never exceed one) and (y) his then-current base salary. In addition, upon our termination of the named executive officer’s employment without cause, his unvested options and any other unvested equity compensation he received from us will terminate, and his vested options will remain exercisable no later than three months after termination of his employment. If we terminate the named executive officer’s employment without cause or he resigns for good reason, in either case within 12 months of a change in control, as such term is defined in the agreement, he will receive a cash severance payment equal to two (2) times his then-current base salary and then-current maximum target bonus, and 100% of his unvested stock options and additional equity compensation shall become vested, free of restrictions, if any, and immediately exercisable for the remaining term of the relevant grant or award. In addition, he will continue to receive health care and life insurance coverage for 24 months as if he were an active employee, subject to the employee portion of premiums for such coverages.

The table below details the calculation of the payments based upon an assumed January 1, 2007 termination date and assuming the termination was without cause:

Potential Termination and Change in Control Payments

	Termination Benefit							Change in Control Benefit
Name and Principal Position	Estimate of Total Severance Value $	Termination Reason	Cash Severance Multiple	Equity Treatment (3)	Benefit Continu- ation	Retirement Continu- ation	Other	Estimate of Total Change in Control Value $	Protection Period	Cash Severance Multiple	Equity Award Treatment	Benefit Continu- ation	Retirement Continu- ation
James DeBlasio Chief Executive Officer	$525,000	Involuntary Termination Without cause	1.5x Base Salary	No accelerated vesting - Executive has 90 days to exercise vested options	—	—	—	$6,351,938	12 months	2x(Base Salary + Maximum Target Bonus)	100% vesting of restricted stock and options	24 Months	—
David Buckel Chief Financial Officer	235,385	Involuntary Termination Without cause	1x Base Salary	No accelerated vesting - Executive has 90 days to exercise vested options	—	—	—	1,736,813	12 months	2x(Base Salary + Maximum Target Bonus)	100% vesting of restricted stock and options	24 Months	—
David Abrahamson Vice President, Sales	230,000	Involuntary Termination Without cause	#of days/365: No more than 1x Salary	No accelerated vesting - Executive has 90 days to exercise vested options	—	—	—	1,630,064	12 months	2x(Base Salary + Maximum Target Bonus)	100% vesting of restricted stock and options	24 Months	—
Eric Klinker Chief Technology Officer and Vice President of Engineering	200,000	Involuntary Termination Without cause	# of days/365: No more than 1x Salary	No accelerated vesting - Executive has 90 days to exercise vested options	—	—	—	1,379,907	12 months	2x(Base Salary + Maximum Target Bonus)	100% vesting of restricted stock and options	24 Months	—
Robert Smith Chief Marketing Officer and Vice President of Marketing	200,000	Involuntary Termination Without cause	# of days/365: No more than 1x Salary	No accelerated vesting - Executive has 90 days to exercise vested options	—	—	—	548,000	12 months	2x(Base Salary + Maximum Target Bonus)	100% vesting of restricted stock and options	24 Months	—
Eric Suddith Vice President of Human Resources	190,000	Involuntary Termination Without cause	# of days/365: No more than 1x Salary	No accelerated vesting - Executive has 90 days to exercise vested options	—	—	—	1,337,013	12 months	2x(Base Salary + Maximum Target Bonus)	100% vesting of restricted stock and options	24 Months	—

Compensation of Directors

For 2006, our non-employee Directors received an annual retainer of $20,000. In addition, the Chair of the Board and the Chair of the Audit Committee each received an additional annual fee of $10,000, and the Chair of the Compensation Committee and the Nominations and Governance Committee each receive an annual fee of $5,000. Directors also received a cash fee of $1,500 per Board meeting attended in person, $1,000 per committee meeting attended in person, $500 per Board meeting attended by telephone, and $500 per committee meeting attended by telephone. We also reimburse Directors for certain expenses in connection with attendance at Board of Director and committee meetings. Directors who are also employees do not receive any additional compensation for serving on the Board of Directors or any committees of the Board of Directors.

In addition, each non-employee Director receives an annual option to purchase 2,000 shares of common stock. Each new non-employee Director also receives an initial grant of 25,000 options to acquire shares of common stock. The options have an exercise price equal to 100% of the fair market value of our common stock on the date of grant and are fully vested and exercisable as of the date of grant.

After considering general and specific demands of Board and committee service, the Company’s performance, compensation amounts and trends among companies of comparable size and other factors, on January 18, 2007, the Board of Directors approved certain changes, effective as of January 1, 2007, to compensation for non-employee Directors as follows:

•	The cash fee for Directors for attendance at a Board meeting by telephone increased from $500 to $750 per meeting;

•

The annual stock option grant to each Director in 2007 is an option to acquire up to 5,000 shares instead of an option to acquire up to 2,000 shares of the Company’s common stock. The options have an exercise price equal to 100% of the fair market value of our common stock on the date of grant and are fully vested and exercisable as of the date of grant;

•

Each Director receives an annual grant of 2,500 restricted stock units, which will vest ratably over a three-year period, subject to the terms in the stock grant agreement and Stock Plan under which the restricted stock units are granted;

•	The annual retainer paid to the Chair of the Compensation Committee of the Board of Directors increased from $5,000 to $7,500;

•	Other members of the Compensation Committee receive an annual retainer of $2,500;

•	Members of the Audit Committee, other than the Chair, receive an annual retainer of $5,000. The Audit Committee Chair’s retainer is $10,000.

•	The total annual retainer for the Chairman of the Board of Directors increased from $30,000 to $40,000.

•

Under the prior policy, new non-employee Directors received an initial grant of options to acquire up to 25,000 shares of common stock. As of January 1, 2007, new non-employee Directors instead receive a grant of 12,500 restricted stock units, which will vest ratably over a three-year period, subject to the terms of the stock grant agreement and Stock Plan under which the restricted stock units shall be granted.

In addition, the Board adopted a stock retention policy starting in 2007 that will require each Director to retain a fixed percentage of the “net shares” he or she acquires through stock option and restricted stock units. Net shares are shares obtained after costs of exercise and taxes to the Director. For 2007, the stock retention requirement is fifty percent (50%) of these net shares. A Director must retain the stock so acquired until six months following the completion of his or her service as a Director.

The following table provides information concerning the compensation of our Directors for our most recently completed fiscal year.

Name	Fees Earned or Paid in Cash $	Stock Awards $		Option Awards $ (1)	Non-Equity Incentive Plan Comp. $	Change in Pension Value & Non-Qualified Deferred Comp. On Earnings $	All Other Comp. $	Total $
Eidenberg, Eugene	$31,500	—		$4,904	—	—	$—	$36,404
Higgins, Patricia	46,000	9,108	(2)	4,904	—	—	—	60,012
Coe, Charles	39,000	—		4,904	—	—	—	43,904
Harding, William	27,000	—		4,904	—	—	—	31,904
Harman, Fredric	30,500	—		4,904	—	—	—	35,404
Ober, Kevin	35,000	—		4,904	—	—	—	39,904
Stanzione, Daniel	36,500	—		4,904	—	—	—	41,404

(1)	Based on the grant date fair value of outstanding awards that vested in 2006 computed in accordance with FAS 123R. Each non-employee Director received an annual grant of stock options to purchase 2,000 shares of Internap stock.
(2)	Ms. Higgins received this award in connection with her service as Vice Chair of the Board of Directors during the period following the departure of our former Chief Executive Officer, Greg Peters.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the Securities and Exchange Commission.

The Compensation Committee

Charles B. Coe

Patricia L. Higgins

Note that Mr. Harman served as a member of the Compensation Committee for 2006 and resigned from the Board of Directors on March 15, 2007. Accordingly, he did not review the Compensation Discussion and Analysis and did not sign the Compensation Committee Report.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. None of our executive officers or Directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We have entered into indemnification agreements with our Directors and executive officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future Directors and executive officers.

There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

We do not have policies and procedures for the review, approval, or ratification of any transactions with related persons because we have never had occasion to consider a related party transaction.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and auditing process. In January 2007, our Board of Directors adopted an amended and restated Audit Committee Charter that sets forth the responsibilities of the Audit Committee.

Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accountants audit the annual financial statements prepared by management and express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The independent registered public accountants also audit Management’s Report on Internal Control over Financial Reporting and discuss with the Audit Committee any issues that come about in conjunction with the audits that they believe should be raised with the Audit Committee. The Audit Committee monitors these processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accountants.

Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended seven regular meetings of the Audit Committee. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2006 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2006. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP, that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee considered whether the services provided by PricewaterhouseCoopers LLP for the year ended December 31, 2006 are compatible with maintaining their independence. The Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Based upon its review of the audited financial statements, including Management’s Report on Internal Control over Financial Reporting, and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2006 for filing with the SEC.

Audit Committee

Patricia L. Higgins

William J. Harding

Kevin L. Ober

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, unless we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has audited our financial statements since our inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees (1)	$1,298,297	$1,176,287
Audit-Related Fees (2)	399,966	46,720
Tax Fees (3)	52,768	51,397
All Other Fees (4)	142,804	1,500
Total	$1,893,835	$1,275,904

(1)	Fees related to the audit of Internap’s annual financial statements, including the audit of internal control over financial reporting and the audit of management’s assessment of internal control over financial reporting, and the reviews of the quarterly financial statements filed on Forms 10-Q.
(2)	Fees primarily related to international statutory filings and registration statements.
(3)	Fees primarily related to tax compliance, advice and planning.
(4)	Fees related to services performed in conjunction with other professional services.

Approval of Audit and Permissible Non-Audit Services

Our Audit Committee Charter requires the Audit Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm, and the Audit Committee will not approve any services that are not permitted by SEC rules.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require our Directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our Directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2006 fiscal year, except: Mr. Suddith, who filed two late Form 4s in connection with his exercise of stock options and in connection with the withholding by the Company of restricted common stock in satisfaction of withholding taxes incurred in connection with the vesting of restricted shares previously awarded to Mr. Suddith; Mr. Buckel, who filed three late Form 4s in connection with his exercise of stock options and in connection with the withholding by the Company of restricted common stock in satisfaction of withholding taxes incurred in connection with the vesting of restricted shares previously awarded to Mr. Buckel, and in connection with the sale of shares of his common stock; Mr. DeBlasio, who filed one late Form 4 in connection with the withholding by the Company of restricted common stock in satisfaction of withholding taxes incurred in connection with the vesting of restricted shares previously awarded to Mr. DeBlasio; Mr. Eidenberg who filed one late Form 4 in connection with his exercise of warrants to purchase common stock; Mr. Coe, who filed one late Form 4 in connection with his grant of stock options; Mr. Klinker, who filed one late Form 4 in connection with his exercise of stock options; and Mr. Abrahamson, who filed two late Form 4s in connection with his exercise of stock options.

STOCKHOLDERS’ PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2008 annual meeting must be received by us at our executive offices in Atlanta, Georgia, on or before December 27, 2007 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. In accordance with our bylaws, for business to be properly brought before a meeting, but not included in the proxy, a stockholder must submit a proposal, including nominations for the Board of Directors, not earlier than February 22, 2008 and not later than March 23, 2008 and must comply with the eligibility, advance notice and other provisions of our bylaws. A copy of our bylaws is available upon request to the address below.

Stockholder proposals should be sent to:

Internap Network Services Corporation

250 Williams Street, Suite E-100

Atlanta, Georgia 30303

Attention: Corporate Secretary

HOUSEHOLDING

As permitted under the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified Internap of their desire to receive multiple copies of this proxy statement. Internap will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Internap Network Services Corporation, 250 Williams Street, Atlanta, Georgia 30303, Attention: Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed in the future.

C/O American Stock Transfer 59 Maiden Lane New York, NY 10038	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Internap Network Services Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internap Network Services Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INSC01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNAP NETWORK SERVICES CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE BELOW-LISTED PROPOSALS.
Vote On Directors

(1)	To elect two Directors to serve until the 2010 annual meeting and until their successors are elected and qualified, or until such Director’s earlier death, resignation or removal (except as indicated to the contrary on the right).	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

01) James DeBlasio for a term to expire at the 2010 annual meeting
02) Kevin Ober for a term to expire at the 2010 annual meeting

	For	Against	Abstain
Vote On Proposal

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted in the manner directed by the undersigned stockholder. If this Proxy is returned and no direction is provided by the undersigned stockholder, this Proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

Please indicate if you plan to attend the annual meeting	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INTERNAP NETWORK SERVICES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2007 ANNUAL MEETING OF STOCKHOLDERS

Revocable Proxy	COMMON STOCK

The undersigned hereby appoints David Buckel and Richard Dobb, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Network Services Corporation (the “Company”) that the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of the Company, to be held on Thursday, June 21, 2007, at 10:00 a.m., Eastern Time, at 250 Williams Street, Atlanta, Georgia, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending at the annual meeting and voting in person.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)